UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 3, 2007

Colombia Goldfields Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51013	76-0730088
(Commission File Number)	(IRS Employer Identification No.)

(416) 203-3856
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2007, Colombia Goldfields Ltd. (the “Company”) entered into Employment Agreements with Randall Martin, Chief Executive Officer of the Company and James Kopperson, Chief Financial Officer of the Company. Mr. Martin has been the Chief Executive Officer of the Company since March 1, 2006 and Mr. Kopperson has been the Chief Financial Officer of the Company since December 1, 2006.

The material terms and conditions of the Employment Agreement between the Company and Mr. Martin (the “Martin Agreement”) are as follows:

(a)
The Martin Agreement is effective as of October 1, 2007 and continues for two years or until Mr. Martin is terminated, if earlier. At the end of the two-year period, the Martin Agreement is automatically renewed for two years unless either party provides written notice of its intent not to renew.

(b)
Mr. Martin is to be paid a salary at the rate of U.S. $240,000 per year, payable on a monthly basis, the amount of which is reviewed annually by the Compensation Committee of the Board of Directors of the Company. Mr. Martin may accrue up to six weeks of paid vacation per year.

(c)
The Martin Agreement further provides that upon a “change in control” of the Company, he is entitled to terminate his employment with the Company and upon such termination (i) receive a lump sum payment from the Company equal to 12 months salary, (ii) accelerate vesting of all previously granted stock options, and (iii) receive payment of any accrued but unused vacation. Mr. Martin currently has options outstanding for the purchase of 500,000 shares of Company common stock at $1.65 per share. For this purpose, a change in control has the same meaning as used in the Company’s stock option agreements under the Company’s 2006 Stock Incentive Plan.

(d)
Under the Martin Agreement, if Mr. Martin’s employment is terminated by the Company without cause, the Company must pay him an amount equal to 12 months salary and any accrued but unused vacation within 30 days of such termination.

The material terms and conditions of the Employment Agreement between the Company and Mr. Kopperson (the “Kopperson Agreement”) are as follows:

(a)
The Kopperson Agreement is effective as of October 1, 2007 and continues for two years or until Mr. Kopperson is terminated, if earlier. At the end of the two-year period, the Kopperson Agreement is automatically renewed for two years unless either party provides written notice of its intent not to renew.

(b)
Mr. Kopperson is to be paid a salary at the rate of U.S. $210,000 per year, payable on a monthly basis, the amount of which is reviewed annually by the Chief Executive Officer of the Company. Mr. Kopperson is entitled to four weeks of paid vacation per year.

(c)
The Kopperson Agreement further provides that upon a “change in control” of the Company, he is entitled to terminate his employment with the Company and upon such termination (i) receive a lump sum payment from the Company equal to 12 months salary, (ii) accelerate vesting of all previously granted stock options, and (iii) receive payment of any accrued but unused vacation. Mr. Kopperson currently has options outstanding for the purchase of 400,000 shares of Company common stock at a weighted-average price of $1.16 per share. For this purpose, a change in control has the same meaning as used in the Company stock option agreements under the Company’s 2006 Stock Incentive Plan.

(d)
Under the Kopperson Agreement, if Mr. Kopperson’s employment is terminated by the Company without cause, the Company must pay him an amount equal to 12 months salary and any accrued but unused vacation within 30 days of such termination.

The foregoing descriptions are qualified by reference to the full text of the Martin Agreement and the Kopperson Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Employment Agreement dated October 3, 2007, and effective October 1, 2007, between Randall Martin and the Company.

10.2	Employment Agreement dated October 3, 2007, and effective October 1, 2007, between James Kopperson and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2007	Colombia Goldfields Ltd.

	By:	/s/ James Kopperson
Name: James Kopperson
Title: Chief Financial Officer